Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com

News Release
Approach Resources Inc.
Reports Results for Third Quarter 2009 and
Announces Borrowing Base Increase
     Fort Worth, Texas, November 3, 2009 — Approach Resources Inc. (NASDAQ: AREX) today reported third quarter 2009 financial and operating results.
Highlights
     Highlights for the third quarter of 2009 (compared to third quarter of 2008) include:
•	Production decreased 3.7% to 2.0 Bcfe (21.8 MMcfe/d)
•	Revenues decreased 60.1% to $8.8 million, on a 58.5% drop in average realized commodity prices (before the effect of commodity derivatives) to $4.39 per Mcfe and a 37.8% drop in average realized commodity prices (after the effect of commodity derivatives) to $6.52 per Mcfe
•	Net loss was $3.1 million, or $(0.15) per diluted share, compared to net income of $19.8 million, or $0.95 per diluted share, for the third quarter of 2008, a 115.8% decrease
•	Adjusted net income (a non-GAAP measure) was $1.1 million, or $0.05 per diluted share, a 85.6% decrease
•	EBITDAX (a non-GAAP measure) was $8.9 million, or $0.42 per diluted share, a 48.9% decrease
Third Quarter 2009 Results
     Production for the third quarter of 2009 totaled 2.0 Bcfe (21.8 MMcfe/d), compared to 2.1 Bcfe (22.6 MMcfe/d) produced in the third quarter of 2008, a decrease of 3.7%. Production decreased 12.2% in the third quarter of 2009, compared to second quarter 2009 production of 2.3 Bcfe (25.1 MMcfe/d) due to decreased drilling activity and the natural decline of our tight gas fields. Third quarter 2009 production was 75% natural gas and 25% oil and NGLs, compared to 76% natural gas and 24% oil and NGLs in the third quarter of 2008.
     Revenues for the third quarter of 2009 totaled $8.8 million, compared to revenues of $22 million for the third quarter of 2008. Revenues for the third quarter of 2009 were negatively impacted by a sharp decline in realized commodity prices over the prior year quarter. Average realized natural gas, oil and NGL prices for the third quarter of 2009, before the effect of commodity derivatives, were $3.32 per Mcf, $63.49 per Bbl and $29.72 per Bbl, respectively, compared to $9.10 per Mcf, $110.61 per Bbl and $56.64 per Bbl, respectively, for the third quarter of 2008. The Company’s average realized price, including the effect of commodity derivatives, was $6.52 per Mcfe for the third quarter of 2009, compared to $10.49 per Mcfe for the third quarter of 2008, a decrease of 37.8%. Of the $13.2 million decrease in revenues, approximately $12.5 million was attributable to a decrease in oil and gas prices and approximately $749,000 was attributable to a reduction in production volumes.
     Net loss for the third quarter of 2009 was $3.1 million, or $(0.15) per diluted share, compared to net income of $19.8 million, or $0.95 per diluted share, for the third quarter of 2008. Net loss for the third quarter of 2009 included a pre-tax, unrealized loss on commodity derivatives of $6.4 million.
     Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (a non-GAAP measure) for the third quarter of 2009 was $1.1 million, or $0.05 per diluted share, compared to adjusted net income of $7.6 million, or $0.36 per diluted share, for the third quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.
     EBITDAX (a non-GAAP measure) for the third quarter of 2009 was $8.9 million, or $0.42 per diluted share, compared to $17.4 million, or $0.83 per diluted share, for the third quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Lease operating expenses (“LOE”) for the third quarter of 2009 were $1.9 million ($0.95 per Mcfe), compared to $1.8 million ($0.89 per Mcfe) in the third quarter of 2008. The increase in LOE per Mcfe over the prior year period was due primarily to increases in pumping and supervision, well related repairs and maintenance, compression and water hauling, certain of which are fixed costs, partially offset by lower ad valorem taxes and workover expenses.
     Severance and production taxes for the third quarter of 2009 were $455,000, or 5.2% of oil and gas sales, compared to $1 million, or 4.4% of oil and gas sales, in the third quarter of 2008. The decrease in production taxes was a function of the decrease in oil and gas sales between the two periods.
     Exploration expense for the third quarter of 2009 was $534,000, which resulted primarily from the expiration of leases for approximately 2,300 net acres in our Ozona Northeast and North Bald Prairie fields. We expect to re-lease substantially all of the expired acreage. We recorded no exploration expense for the third quarter of 2008.
     General and administrative (“G&A”) expenses for the third quarter of 2009 were $2.2 million ($1.12 per Mcfe), compared to $1.9 million ($0.92 per Mcfe) for the third quarter of 2008. The increase in G&A expenses was principally due to increased staffing and share-based compensation.
     Depletion, depreciation and amortization (“DD&A”) expenses for the third quarter of 2009 were $5.6 million ($2.79 per Mcfe), compared to $5 million ($2.41 per Mcfe) for the third quarter of 2008. The increase in DD&A expense was primarily attributable to an increase in capitalized costs, partially offset by a decrease in production over the prior year quarter.
     Our income taxes decreased $11.8 million to a benefit of $1.4 million for the third quarter of 2009, from a provision of $10.4 million for the third quarter of 2008. The decrease in income tax provision was due to the decrease in our income before taxes. Our effective income tax rate for the third quarter of 2009 was 30.5%, compared with 34.4% for the third quarter of 2008. The decrease in the effective tax rate relates primarily to the increased impact of permanent differences between book and taxable income.

Capital Expenditures, Liquidity and Commodity Derivatives Update
     Capital expenditures for drilling and development in the third quarter of 2009 totaled $2.7 million, and included the drilling of one gross (0.5 net) well in Cinco Terry that was completed during the fourth quarter of 2009 as a producer as well as deepening and recompleting wells in Cinco Terry and Ozona Northeast. Our estimated average daily net production for the month of October 2009 was 21.1 MMcfe/d.
     At September 30, 2009, we had a $200 million revolving credit facility with a $100 million borrowing base, of which $36.9 million and $35.8 million were drawn at September 30, 2009 and October 31, 2009, respectively. As of September 30, 2009, our long-term debt-to-capital ratio (a non-GAAP measure) was 14%. See “Supplemental Non-GAAP Financial and Other Measures” below for our definition of “long-term debt-to-capital ratio.”
     As of September 30, 2009, we had the following commodity derivatives positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Floor	Ceiling	Fixed
NYMEX — Henry Hub
Price collars 2009	180,000	540,000	$7.50	$10.50
Price collars 2009	130,000	390,000	$8.50	$11.70
Price swaps 2009	150,000	450,000			$4.50
Price swaps 2010	150,000	1,800,000			$5.85
Price swaps 2010	150,000	1,800,000			$6.40
WAHA basis differential
Basis swaps 2009	200,000	600,000			$(0.61)
Basis swaps 2009	300,000	900,000			$(0.67)
Basis swaps 2010	415,000	4,980,000			$(0.71)
Basis swaps 2011	300,000	3,600,000			$(0.53)
     After September 30, 2009, we entered into a NYMEX — Henry Hub price swap at $6.36 per MMBtu for 100,000 MMBtu per month for 2010.
Borrowing Base Increase
     Effective October 30, 2009, the Company’s lending group increased the Company’s $100 million borrowing base to $115 million under the Company’s revolving credit facility. All other terms and conditions of the credit facility remain unchanged. The credit facility is provided by The Frost National Bank, as agent, JPMorgan Chase Bank, Fortis Capital Corp. and KeyBank. The next redetermination of the borrowing base is scheduled for April 2010. The revolving credit facility matures July 31, 2011.
Management Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented, “Releasing our rigs after the first quarter of 2009 helped us reduce our long-term debt from $47.7 million at March 31, 2009 to $36.9 million at September 30, 2009. Releasing our rigs, however, also contributed to a decrease in our average daily production in 2009, as we elected not to offset the natural decline of our tight gas fields in an unfavorable natural gas price environment. Given current, higher natural gas prices, we now have resumed drilling operations in Cinco Terry and plan to resume drilling in Ozona Northeast this month. Our drilling and development program for the remainder of 2009 and 2010 reflects our commitment to long-term growth by drilling in our low-risk, low-cost, core development areas.”

Conference Call Information
     The Company will host a conference call on Wednesday, November 4, 2009, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2009 results. To participate in the conference call, domestic participants should dial (800) 638-4930 and international participants should dial (617) 614-3944 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. Our SEC filings are available on our website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates in Texas, Kentucky and New Mexico and has non-operated interests in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues (in thousands):
Gas	$5,001	$14,456	$16,936	$47,900
Oil	2,490	5,973	7,700	13,223
NGLs	1,296	1,586	4,131	4,054

Total oil and gas sales	8,787	22,015	28,767	65,177

Realized gain (loss) on commodity derivatives	4,271	(195)	11,896	(676)

Total oil and gas sales including derivative impact	$13,058	$21,820	$40,663	$64,501

Production:
Gas (MMcf)	1,505	1,588	4,900	4,927
Oil (MBbls)	39	54	155	120
NGLs (MBbls)	44	28	164	75

Total (MMcfe)	2,003	2,080	6,817	6,097
Total (MMcfe/d)	21.8	22.6	25.0	22.3

Average prices:
Gas (per Mcf)	$3.32	$9.10	$3.46	$9.72
Oil (per Bbl)	63.49	110.61	49.53	110.19
NGLs (per Bbl)	29.72	56.64	25.18	54.05

Total (per Mcfe)	$4.39	$10.58	$4.22	$10.69

Realized gain (loss) on commodity derivatives (per Mcfe)	2.13	(0.09)	1.75	(0.11)

Total including derivative impact (per Mcfe)	$6.52	$10.49	$5.97	$10.58

Costs and expenses (per Mcfe):
Lease operating	$0.95	$0.89	$0.88	$0.84
Severance and production taxes	0.23	0.47	0.20	0.47
Exploration	0.27	¯	0.08	0.24
General and administrative	1.12	0.92	1.07	0.93
Depletion, depreciation and amortization	2.79	2.41	2.75	2.67

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES:
Oil and gas sales	$8,787	$22,015	$28,767	$65,177

EXPENSES:
Lease operating	1,894	1,842	6,016	5,095
Severance and production taxes	455	968	1,392	2,891
Exploration	534	¯	534	1,478
General and administrative	2,237	1,923	7,277	5,686
Depletion, depreciation and amortization	5,595	5,016	18,766	16,257

Total expenses	10,715	9,749	33,985	31,407

OPERATING (LOSS) INCOME	(1,928)	12,266	(5,218)	33,770

OTHER:
Interest expense, net	(451)	(423)	(1,353)	(914)
Realized gain (loss) on commodity derivatives	4,271	(195)	11,896	(676)
Unrealized (loss) gain on commodity derivatives	(6,414)	18,611	(8,589)	4,060

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(4,522)	30,259	(3,264)	36,240
INCOME TAX (BENEFIT) PROVISION	(1,378)	10,411	(317)	12,702

NET (LOSS) INCOME	$(3,144)	$19,848	$(2,947)	$23,538

(LOSS) EARNINGS PER SHARE:
Basic	$(0.15)	$0.96	$(0.14)	$1.14

Diluted	$(0.15)	$0.95	$(0.14)	$1.13

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,929,508	20,651,591	20,839,746	20,640,327
Diluted	20,929,508	20,851,848	20,839,746	20,837,166

UNAUDITED SELECTED FINANCIAL DATA

	September 30,	December 31,
Unaudited Consolidated Balance Sheet Data (in thousands):	2009	2008
Cash and cash equivalents	$700	$4,077
Other current assets	7,509	30,760
Property and equipment, net, successful efforts method	304,104	303,404
Other assets	220	¯

Total assets	$312,533	$338,241

Current liabilities	$9,199	$30,775
Long-term debt	36,939	43,537
Other long-term liabilities	43,965	40,116
Stockholders’ equity	222,430	223,813

Total liabilities and stockholders’ equity	$312,533	$338,241

	Nine Months Ended
	September 30,
	2009	2008
Unaudited Consolidated Cash Flow Data (in thousands):
Operating activities	$22,930	$45,896
Investing activities	$(19,468)	$(72,670)
Financing activities	$(6,848)	$23,625
Effect of foreign currency translation	$9	$(10)
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted earnings per diluted share, which exclude the unrealized, pre-tax loss (gain) on commodity derivatives and related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted earnings per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted earnings per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of adjusted net income to net (loss) income for the three and nine months ended September 30, 2009 and 2008, respectively (in thousands, except per-share metrics):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net (loss) income	$(3,144)	$19,848	$(2,947)	$23,538
Unrealized loss (gain) on commodity derivatives	6,414	(18,611)	8,589	(4,060)
Related income tax effect	(2,181)	6,328	(2,920)	1,380

Adjusted net income	$1,089	$7,565	$2,722	$20,858

Adjusted earnings per diluted share	$0.05	$0.36	$0.13	$1.00

EBITDAX
     We define EBITDAX as net (loss) income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss (gain) on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net (loss) income for the three and nine months ended September 30, 2009 and 2008, respectively (in thousands, except per-share metrics):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net (loss) income	$(3,144)	$19,848	$(2,947)	$23,538
Exploration	534	¯	534	1,478
Depletion, depreciation and amortization	5,595	5,016	18,766	16,257
Share-based compensation	414	304	1,434	800
Unrealized loss (gain) on commodity derivatives	6,414	(18,611)	8,589	(4,060)
Interest expense, net	451	423	1,353	914
Income tax (benefit) provision	(1,378)	10,411	(317)	12,702

EBITDAX	$8,886	$17,391	$27,412	$51,629

EBITDAX per diluted share	$0.42	$0.83	$1.31	$2.48

Long-Term Debt-to-Capital Ratio
     Long-term debt-to-capital ratio is calculated as of September 30, 2009, and by dividing long-term debt (GAAP) of $36.9 million by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP) of $259.4 million. We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMBtu. Million British thermal units.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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